UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 1, 2005

AT&T Inc.
(Exact Name of Registrant as Specified in Charter)

                                                                             Delaware                                                          1-8610                                                       43-1301883
                                                               (State or Other Jurisdiction of                     (Commission File Number)                (IRS Employer Identification No.)
                                                                          Incorporation)

175 E. Houston, San Antonio, Texas 78205
(Address of Principal Executive Offices) (Zip Code)

        Registrant’s telephone number, including area code (210) 821-4105

__________________________________
(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 1, 2005, AT&T Inc. (formerly known as SBC Communications Inc.) reached an agreement with the Internal Revenue Service (IRS) to settle certain claims, principally related to the utilization of capital losses and tax credits for tax years 1997-1999, by certain AT&T Inc. entities other than AT&T Corp., which was acquired on November 18, 2005. Included in the settlement was relief from previous assessments and agreement on multiple items challenged by the IRS in the course of routine audits. As we had previously paid the assessments in full and filed refund claims with the IRS, the settlement will result in our recognition of approximately $902 million of reduced income tax expense in the fourth quarter of 2005 and a corresponding increase in net income. We will leave the net refund with the IRS as a deposit against federal tax payments.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T Inc.

Date: December 2, 2005	By /s/ John J. Stephens John J. Stephens Vice President and Controller